Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 First Quarter Fiscal 2019 Financial Results

~ Company Exceeds Sales and Earnings Expectations ~

~ Raises Fiscal Full-Year Outlook ~

HARRISBURG, PA – June 6, 2019 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) today reported financial results for the first quarter ended May 4, 2019.

First Quarter Summary:

•	Total net sales increased 17.8% to $324.9 million.

•	Comparable store sales increased 0.8% on top of a 1.9% increase in the prior year.

•	The Company opened 21 stores during the quarter, ending the period with a total of 324 stores in 23 states, an increase in store count of 17.4% year over year.

•	Net income increased 27.1% to $38.7 million and net income per diluted share increased 28.3% to $0.59.

•	Adjusted net income(1) increased 13.5% to $30.2 million and adjusted net income per diluted share(1) increased 12.2% to $0.46.

•	Adjusted EBITDA(1) increased 13.7% to $46.6 million.

Mark Butler, Chairman, President and Chief Executive Officer, stated, “We are very pleased with our strong start to 2019.  Exceptional new store performance and outstanding deal flow, combined with consistent margins and tight expense control all contributed to our solid earnings growth in the quarter.   This was our 20th consecutive quarter of positive comparable store sales, with broad-based strength across our merchandise categories.  New stores continue to fuel double-digit sales growth, demonstrating the strength of our business model.  ‘Good Stuff Cheap’ is the founding principle of our business, and with our deal flow as strong as ever we believe we are well-positioned to continue delivering great bargains to our customers and long-term growth to our shareholders.”

(1)
As used throughout this release, adjusted operating income, adjusted net income, adjusted net income per diluted share, EBITDA and adjusted EBITDA are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile GAAP to these non-GAAP measures.

First Quarter Results

Net sales increased 17.8% to $324.9 million in the first quarter of fiscal 2019 from $275.7 million in the first quarter of fiscal 2018.  The increase in net sales was driven by a 17.4% increase in the number of stores and an 0.8% increase in comparable store sales.

Gross profit increased 17.6% to $132.7 million in the first quarter of fiscal 2019 from $112.9 million in the first quarter of fiscal 2018. Gross margin was consistent with the prior year at 40.9% as both merchandise margin and supply chain costs as a percentage of net sales were even with the prior year.

Pre-opening expenses related to new stores increased to $5.2 million in the first quarter of fiscal 2019 from $1.8 million in the first quarter of fiscal 2018 as the Company opened 21 stores during the current year first quarter compared to eight stores during the comparable prior year period.  As a percentage of net sales, pre-opening expenses increased 100 basis points to 1.6% in the first quarter of fiscal 2019 from 0.6% in the first quarter of fiscal 2018.

Operating income increased 13.3% to $40.8 million in the first quarter of fiscal 2019 from $36.0 million in the first quarter of fiscal 2018.  Included in operating income in the first quarter of fiscal 2019 is $0.6 million of income related to a gain from an insurance settlement.  Excluding this gain, adjusted operating income(1) increased 11.8% to $40.2 million in the first quarter of fiscal 2019. As a percentage of net sales, adjusted operating income(1) decreased 70 basis points to 12.4% in the first quarter of fiscal 2019 from 13.1% in the first quarter of fiscal 2018 as a result of the deleveraging of pre-opening expenses.

Net income increased 27.1% to $38.7 million, or $0.59 per diluted share, in the first quarter of fiscal 2019 compared to net income of $30.5 million, or $0.46 per diluted share, in the first quarter of fiscal 2018.  Diluted earnings per share in the first quarter of fiscal 2019 and fiscal 2018 included a benefit of $0.12 and $0.06, respectively, due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits and the after-tax gain from the insurance settlement in the first quarter of fiscal 2019 and the loss on extinguishment of debt in the first quarter of fiscal 2018, increased 13.5% to $30.2 million, or $0.46 per diluted share, in the first quarter of fiscal 2019 from $26.6 million, or $0.41 per diluted share, in the first quarter of fiscal 2018.

Adjusted EBITDA(1) increased 13.7% to $46.6 million in the first quarter of fiscal 2019 from $41.0 million in the first quarter of fiscal 2018. Adjusted EBITDA excludes the gain from the insurance settlement, non-cash stock-based compensation expense and non-cash purchase accounting items.

Balance Sheet and Cash Flow Highlights

The Company’s cash balance as of the end of the first quarter of fiscal 2019 was $58.5 million compared to $27.6 million as of the end of the first quarter of fiscal 2018.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $98.1 million of availability under the facility as of the end of the first quarter of fiscal 2019. The Company ended the period with total borrowings, consisting solely of capital lease obligations, of $0.6 million compared to total borrowings of $24.2 million as of the end of the first quarter of fiscal 2018.

As previously announced, on May 22, 2019 the Company entered into an amended and restated credit agreement which provides for a five-year $100 million revolving credit facility and, subject to specified conditions, an additional $150 million of incremental term loan or revolver commitments, for a total borrowing capacity of $250 million.   Additionally, on May 31, 2019 the Company completed a sale-leaseback transaction pursuant to which 12 former Toys “R” Us store locations the Company had acquired in 2018 were sold for approximately $42 million.

Inventory as of the end of the first quarter of fiscal 2019 increased 19.2% to $329.1 million compared to $276.0 million as of the end of the first quarter of fiscal 2018, primarily due to new store growth and timing of deal flow.

Capital expenditures in the first quarter of fiscal 2019 increased to $20.1 million compared to $4.7 million in the first quarter of fiscal 2018, primarily reflecting the Company’s investments in its third distribution center and incremental new store openings year over year.

Fiscal 2019 Outlook

The Company is raising sales and earnings guidance for the full-year fiscal 2019 to reflect its first quarter results, now estimating the following:

•	total net sales of $1.440 billion to $1.453 billion;

•	comparable store sales growth of 1.0% to 2.0%;

•	the opening of 42 to 44 new stores, with no planned relocations or closures;

•	adjusted operating income(2) of $190.0 million to $194.0 million;

•
adjusted net income(2) of $142.0 million to $145.0 million and adjusted net income per diluted share(2) of $2.13 to $2.17, both of which exclude excess tax benefits related to stock-based compensation; and

•	capital expenditures of $75.0 million to $80.0 million.

(2)
The guidance ranges as provided for adjusted operating income, adjusted net income and adjusted net income per diluted share exclude the gain related to an insurance settlement and excess tax benefits related to stock-based compensation incurred and reported for the thirteen weeks ended May 4, 2019.  The Company cannot predict future estimates of this nature without unreasonable effort and therefore excludes any such estimates from its guidance ranges for its fiscal 2019 outlook.

Conference Call Information

A conference call to discuss first quarter fiscal 2019 financial results is scheduled for today, June 6, 2019, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #6356508.  Interested parties can also listen to a live webcast or replay of the conference call by logging on to the investor relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 327 stores in 23 states throughout the Eastern half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2019 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including  tax legislation, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation and the outcomes thereof; our inability to successfully implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with the timely and effective deployment and protection of computer networks and other electronic systems; the risks associated with doing business with international manufacturers including, but not limited to, potential increases in tariffs on imported goods; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Dan Haines
Vice President – Marketing & Advertising
717-657-2300
dhaines@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended
	May 4,	May 5,
	2019	2018
Condensed consolidated statements of income data:
Net sales	$324,854	$275,739
Cost of sales	192,120	162,863
Gross profit	132,734	112,876
Selling, general and administrative expenses	83,332	72,364
Depreciation and amortization expenses	3,409	2,763
Pre-opening expenses	5,209	1,764
Operating income	40,784	35,985
Interest (income) expense, net	(145)	538
Loss on extinguishment of debt	-	100
Income before income taxes	40,929	35,347
Income tax expense	2,212	4,893
Net income	$38,717	$30,454
Earnings per common share:
Basic	$0.61	$0.49
Diluted	$0.59	$0.46
Weighted average common shares outstanding:
Basic	63,188	62,169
Diluted	66,176	65,624

Percentage of net sales (1):
Net sales	100.0%	100.0%
Cost of sales	59.1	59.1
Gross profit	40.9	40.9
Selling, general and administrative expenses	25.7	26.2
Depreciation and amortization expenses	1.0	1.0
Pre-opening expenses	1.6	0.6
Operating income	12.6	13.1
Interest (income) expense, net	(—)	0.2
Loss on extinguishment of debt	—	—
Income before income taxes	12.6	12.8
Income tax expense	0.7	1.8
Net income	11.9%	11.0%

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	May 4,	May 5,
Assets	2019	2018
Current assets:
Cash and cash equivalents	$58,511	$27,614
Inventories	329,065	276,040
Accounts receivable	961	414
Prepaid expenses and other assets	5,723	8,132
Total current assets	394,260	312,200
Property and equipment, net	134,498	55,647
Operating lease right-of-use assets (1)	273,099	-
Goodwill	444,850	444,850
Trade name and other intangible assets, net	230,559	232,555
Other assets	2,022	2,084
Total assets	$1,479,288	$1,047,336
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$197	$10,143
Accounts payable	92,738	75,420
Income taxes payable	9,429	10,858
Current portion of operating lease liabilities (1)	50,955	-
Accrued expenses and other	58,773	47,067
Total current liabilities	212,092	143,488
Revolving credit facility	-	-
Long-term debt	413	13,926
Deferred income taxes	55,424	57,094
Long-term operating lease liabilities (1)	222,976	-
Other long-term liabilities	7	7,113
Total liabilities	490,912	221,621
Stockholders’ equity:
Common stock	63	62
Additional paid-in capital	607,241	587,857
Retained earnings	381,158	237,882
Treasury - common stock	(86)	(86)
Total stockholders’ equity	988,376	825,715
Total liabilities and stockholders’ equity	$1,479,288	$1,047,336

(1)
In the first quarter of fiscal 2019, the Company adopted ASU 2016-02, which pertains to accounting for leases. Under the new standard, lessees are required to recognize right-of-use assets and lease liabilities on the balance sheet for all leases. The Company adopted this standard using a modified retrospective transition method and elected the option to not restate comparative periods.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended
	May 4,	May 5,
	2019	2018
Net cash provided by operating activities	$21,976	$15,348
Net cash used in investing activities	(20,107)	(4,708)
Net cash provided by (used in) financing activities	4,701	(22,260)
Net increase (decrease) in cash and cash equivalents	6,570	(11,620)
Cash and cash equivalents at the beginning of the period	51,941	39,234
Cash and cash equivalents at the end of the period	$58,511	$27,614

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted operating income excludes a gain associated with an insurance settlement. Adjusted net income and adjusted net income per diluted share exclude excess tax benefits related to stock-based compensation, the after-tax gain associated with the insurance settlement and the after-tax loss on extinguishment of debt, all of which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest expense, loss on extinguishment of debt, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for the non-cash items of stock-based compensation expense and certain purchase accounting items as well as the aforementioned gain from an insurance settlement.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company’s financial position, results of operations and cash flows and should therefore be considered in assessing the Company’s actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	Thirteen weeks ended
	May 4,	May 5,
	2019	2018
Operating income	$40,784	$35,985
Gain from insurance settlement	(565)	-
Adjusted operating income	$40,219	$35,985

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended
	May 4,	May 5,
	2019	2018
Net income	$38,717	$30,454
Gain from insurance settlement	(565)	-
Loss on extinguishment of debt	-	100
Adjustment to provision for income taxes (1)	144	(25)
Excess tax benefits related to stock-based compensation (2)	(8,113)	(3,932)
Adjusted net income	$30,183	$26,597

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the quarter in which the related costs (gain from an insurance settlement and loss on extinguishment of debt) were incurred.

(2)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended
	May 4,	May 5,
	2019	2018
Net income per diluted share	$0.59	$0.46
Adjustments as noted above, per diluted share:
Gain from insurance settlement, net of taxes	(0.01)	-
Loss on extinguishment of debt, net of taxes	—	—
Excess tax benefits related to stock-based compensation	(0.12)	(0.06)
Adjusted net income per diluted share (1)	$0.46	$0.41

Diluted weighted-average common shares outstanding	66,176	65,624

(1)	Totals may not foot due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

 (Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended
	May 4,	May 5,
	2019	2018
Net income	$38,717	$30,454
Interest (income) expense, net	(145)	538
Loss on extinguishment of debt	-	100
Depreciation and amortization expenses	4,199	3,393
Income tax expense	2,212	4,893
EBITDA	44,983	39,378
Gain from insurance settlement	(565)	-
Non-cash stock-based compensation expense	2,193	1,600
Non-cash purchase accounting items	-	(1)
Adjusted EBITDA	$46,611	$40,977

 Key Statistics

	Thirteen weeks ended
	May 4,	May 5,
	2019	2018

Number of stores open at beginning of period	303	268
Number of new stores	21	8
Number of stores open at end of period	324	276

Average net sales per store (1)	$1,032	$1,011
Comparable stores sales change	0.8%	1.9%
Comparable store count – end of period	268	234

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.